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                        VOICESTREAM WIRELESS CORPORATION

                        2000 EMPLOYEE STOCK PURCHASE PLAN


        VoiceStream Wireless Corporation (the "Company") does hereby establish its 2000 Employee Stock Purchase Plan (the "Plan") as follows:

        1. Purpose of the Plan. The Plan is intended to provide a method whereby eligible employees of the Company and its Subsidiaries will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of its Common Stock, no par value per share. The Company believes that employee participation in the ownership of the Company will be of benefit to both the employees and the Company. The Company intends to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code (as defined below). The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner that is consistent with the requirements of that Section of the Code. This Plan shall not be effective until approved by the holders of a majority of the voting power of the Company's voting securities, which approval must occur (if at all) within 12 months of the adoption of this Plan by the Board of Directors. If not so approved, the Plan and any rights granted hereunder shall be void and of no effect.

        2. Definitions.

           "Account" shall mean the funds that are accumulated with respect to each individual Participant as a result of payroll deductions for the purpose of purchasing Shares under the Plan. The funds that are allocated to a Participant's account shall at all times remain the property of that Participant, but such funds may be commingled with the general funds of the Company.

           The "Board" means the Board of Directors of the Company, or any committee of the Board, comprised to comply with Rule 16b-3 promulgated under the Exchange Act, established thereby for the purpose of administering this Plan.

           The "Code" means the Internal Revenue Code of 1986, as amended.

           The "Commencement Date" means May 1 or November 1, as the case may be, on which the particular Offering begins as set forth in Section 4.

           The "Company" means VoiceStream Wireless Corporation, a Washington corporation.

           The "Ending Date" means the April 30 or October 31, as the case may be, on which the particular Offering concludes.





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           The "ESPP Broker" is a qualified stock brokerage or other financial services firm that has been designated by the Board.

           The "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           The "Holding Period" shall mean the holding period that is set forth in Section 423(a) of the Code, which, as of the date that the Company's Board of Directors adopted this Plan, is both (a) that two (2) year period after the Commencement Date, or, if applicable, a Purchase Date with respect to any Offering, and (b) that one (1) year period after transfer to a Participant of any Shares under the Plan.

           "Offerings" means the ten (10) separate consecutive six-month offerings for the purchase and sale of Shares under the Plan. Each one of the Offerings shall be referred to as an "Offering."

           "Participant" means an employee who, pursuant to Section 3, is eligible to participate in the Plan and has complied with the requirements of
Section 7.

           The "Plan" means this VoiceStream Wireless Corporation 2000 Employee Stock Purchase Plan.

           "Purchase Date" means a date during an Offering, as determined from time to time by the Board, on which a Participant shall be deemed to have carried out its right of purchase pursuant to Section 10. The Board may designate that there shall be one or more Purchase Dates during an Offering. In the absence of any other determination by the Board, the Purchase Date will be the last business day of each month. For purposes of this definition, a business day shall mean a day in which the Nasdaq National Market is accepting trades.

           "Shares" means shares of the Company's Common Stock, no par value per share.

           "Subsidiaries" shall mean any present or future domestic or foreign corporation that: (a) would be a "subsidiary corporation" of the Company as that term is defined in Section 424 of the Code, and (b) whose employees have been designated by the Board to be eligible, subject to Section 3, to be Participants under the Plan.

           "Total Annual Compensation" means an employee's regular straight time salary or earnings, plus review cycle bonuses and overtime payments, payments for incentive compensation, commissions and other special payments except to the extent any such item is excluded specifically by the Board.

           "Withdrawal Notice" means a notice, in a form designated by the Board, that must be submitted to the Company pursuant to Section 22 by any Participant who wishes to withdraw from an Offering.





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        3. Employees Eligible to Participate. Any regular employee of the
Company or any of its Subsidiaries who (a) is in the employ of the Company or any of its Subsidiaries on the Commencement Date, and (b) either (i) has been so employed for at least three (3) months, or (ii) was employed by Western Wireless Corporation or a "subsidiary corporation" (as defined in Section 424 of the Code) of Western Wireless Corporation on April 1, 1999 is eligible to participate in the Plan. With respect to any employee subject to Section 16(b) of the Exchange Act, the Company may impose such conditions on the grant or exercise of any rights hereunder necessary to satisfy the requirements of the Exchange Act or applicable regulations promulgated thereunder.

        4. Offerings. The Plan shall consist of ten separate consecutive six-month Offerings. The first Offering shall commence on May 1, 1999. Thereafter, Offerings shall commence on each subsequent November 1 and May 1, and the final Offering under the Plan shall commence on November 1, 2004 and terminate on April 30, 2005.

        5. Price. The purchase price per share shall be as established by the Board, but in no event shall the purchase price per share be less than the lower of (a) 85 percent of the fair market value of the Shares on the Commencement Date, or the nearest subsequent business day; (b) 85 percent of the fair market value of the Shares on the Ending Date, or the nearest prior business day, or
(c) 85 percent of the fair market value of the Shares on the Purchase Date. Fair market value shall mean the closing bid price as reported on the Nasdaq Stock Market Consolidated Quotation System or, if the Shares are traded on a stock exchange, the closing price for the Shares on the principal of such exchange, or, if the Shares are purchased by the ESPP Broker, the price paid for such Shares by the ESPP Broker. In the absence of any other determination by the Board, the purchase price will be 85 percent of the fair market value of the Shares on the Purchase Date.

        6. Number of Shares Reserved Under the Plan. The maximum number of Shares that will be offered under the Plan is one million five hundred thousand (1,500,000). If, on any date, the total number of Shares for which purchase rights are to be granted pursuant to Section 9 exceeds the number of Shares then available under this Section (after deduction of all Shares that have been purchased under the Plan and for which rights to purchase are then outstanding), the Board shall make a pro rata allocation of the Shares that remain available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. In such event, each Participant's payroll deductions shall be reduced accordingly and the Company shall give to each Participant a written notice of such reduction.

        7. Participation. An eligible employee may become a Participant by completing the Enrollment Agreement that shall be provided by the Company and filing it with the Company on or before a date prior to the Commencement Date of the Offering to which it relates, as established by the Board. Participation in one Offering under the Plan shall neither limit, nor require, participation in any other Offering.





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        8. Payroll Deductions.

           8.1 At the time the Enrollment Agreement is filed and for so long as a Participant participates in the Plan, each Participant shall authorize the Company to make payroll deductions of either (a) a per pay period fixed dollar amount the minimum of which will be determined by the Board, or (b) a whole percentage (not partial or fractional) of Total Annual Compensation; provided, however, that no payroll deduction shall exceed 10 percent of Total Annual Compensation. The amount of the minimum fixed dollar deduction, if any, may be adjusted by the Board of Directors from time to time; provided, however, that a Participant's existing rights under any Offering that has already commenced may not be adversely affected thereby. In the absence of any other determination by the Board, fixed dollar amount deductions shall not be permitted.

           8.2 Each Participant's payroll deductions shall be credited to that Participant's Account. A Participant may not make a separate cash payment into such Account nor may payment for Shares be made from other than the Participant's Account.

           8.3 A Participant's payroll deductions shall begin on the Commencement Date, and shall end on the Ending Date unless the Participant elects to withdraw pursuant to Section 13.

           8.4 A Participant may discontinue participation in the Plan as provided in Section 13, but no other change may be made during an Offering and, specifically, a Participant may not alter the amount or rate of payroll deductions during an Offering.

        9. Granting of Right to Purchase. On the Commencement Date, the Plan shall be deemed to have granted to each Participant a right to purchase as many full Shares (not any fractional Shares) as may be purchased with such Participant's Account. The maximum amount of payroll deductions during any calendar year that any Participant may have withheld under this Plan shall be determined from time to time by the Board. In the absence of any other determination by the Board, no Participant may have withheld payroll deductions in excess of $10,200 during any calendar year.

        10. Purchase of Shares. On each of one or more Purchase Dates during an Offering, but in no event later than the Ending Date, each Participant who has not otherwise withdrawn from an Offering pursuant to Section 13 shall be deemed to have carried out the right to purchase, and shall be deemed to have purchased at the purchase price determined in accordance with Section 5, the number of full Shares (not any fractional Shares) that may be purchased with such Participant's Account.

        11. Participant's Rights as a Shareholder. No Participant shall have any rights of a shareholder with respect to any Shares until the Shares have been purchased in accordance with Section 10 and issued by the Company.





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        12. Evidence of Ownership of Shares.

            12.1 Promptly following the Ending Date of each Offering, the Shares that are purchased by each Participant shall be deposited into an account that is established in the Participant's name with the ESPP Broker.

            12.2 A Participant may direct, by written notice to the Company prior to the Ending Date of the pertinent Offering, that the ESPP Broker account be established in the names of the Participant and one such other person as may be designated by the Participant as joint tenants with right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable law.

            12.3 A Participant shall be free to undertake a disposition, as that term is defined in Section 424(c) of the Code (which generally includes any sale, exchange, gift or transfer of legal title), of Shares in the Participant's ESPP Broker account at any time, whether by sale, exchange, gift or other transfer of title. In the absence of such a disposition of the Shares, however, the Shares must remain in the Participant's account at the ESPP Broker until the Holding Period has been satisfied. With respect to Shares for which the Holding Period has been satisfied, a Participant may move such Shares to an account at another brokerage firm of the Participant's choosing or request that a certificate that represents the Shares be issued and delivered to the Participant.

            12.4 A Participant who is not subject to United States taxation, at any time and without regard to the Holding Period, may move its Shares to an account at another brokerage firm of the Participant's choosing or request that a certificate that represents the Shares be issued and delivered to the Participant.

        13. Withdrawal.

            13.1 A Participant may withdraw from an Offering, in whole but not in part, at any time by delivering a Withdrawal Notice to the Company. Such Withdrawal Notice shall be effective as of the first day of the second pay period following the pay period in which the Withdrawal Notice was delivered (e.g., if a Participant submits a Withdrawal Notice during the pay period of February 16 through February 28, the withdrawal will be effective as of the pay period that commences on March 16). Until such notice is effective, such withdrawing Participant shall be deemed to be a Participant with respect to all terms and conditions of the Plan, including, without limitation, the right to purchase Shares pursuant to Section 10. Upon effectiveness of the Withdrawal Notice, the Company shall refund the Participant's entire Account as soon as practicable thereafter.

            13.2 An employee who has previously withdrawn from the Plan may re-enter by complying with the requirements of Section 7. An employee's re-entry into the Plan will become effective on the Commencement Date of the next Offering following satisfaction of the Section 7 requirements, except that, if the withdrawing employee is an officer of the Company





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within the meaning of Section 16 of the Exchange Act, such employee may not re-enter the Plan before the beginning of the second Offering following such withdrawal.

        14. Carryover of Account. At the conclusion of each Offering, the Company automatically shall re-enroll each Participant in the next Offering, and the balance of each Participant's Account shall be used to purchase Shares in the subsequent Offering, unless the Participant has advised the Company otherwise in writing, in which case the Company shall refund to the Participant the funds that remain in the Participant's Account as soon as practicable thereafter. Upon termination of the Plan, the balance of each Participant's Account shall be refunded to the respective Participant.

        15. Interest. No interest shall be paid or allowed on a Participant's Account.

        16. Rights Not Transferable. No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber such Participant's Account or any rights to purchase or to receive Shares under the Plan other than by will or the laws of descent and distribution, and such rights and interests shall not be liable for, or subject to, a Participant's debts, contracts, or liabilities. If a Participant purports to make a transfer, or a third party makes a claim in respect of a Participant's rights or interests, whether by garnishment, levy, attachment or otherwise, such purported transfer or claim shall be treated as a withdrawal election under Section 13.

        17. Termination of Employment. Upon termination of a Participant's employment with the Company or a Subsidiary for any reason whatsoever, including but not limited to death or retirement, the Participant's Account shall be returned to the Participant or the Participant's estate, as applicable, and the Participant or the Participant's estate, as applicable, shall not be eligible to acquire any Shares under this Plan from the date of such termination forward.

        18. Amendment or Discontinuance of the Plan. The Board shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that (a) subject to Sections 19 and 23.1(b), no Participant's existing rights under any Offering that is in progress may be adversely affected thereby, and (b) subject to Section 19, in the event that the Board desires to retain the favorable tax treatment under Sections 421 and 423 of the Code, no such amendment of the Plan shall increase the number of Shares that were reserved for issuance hereunder unless the Company's shareholders approve such an increase.

        19. Changes in Capitalization. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the capital structure of the Company, the Board may make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of the Shares that are available for purchase under the Plan, and in the number of Shares that an employee is entitled to purchase.

        20. Share Ownership. Notwithstanding anything herein to the contrary, no Participant shall be permitted to subscribe for any Shares under the Plan if such Participant, immediately




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after such subscription, owns shares that account for (including all shares that may be purchased under outstanding subscriptions under the Plan) five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or its Subsidiaries. For the foregoing purposes the rules of Section 424(d) of the Code shall apply in determining share ownership. In addition, no Participant shall be allowed to subscribe for any Shares under the Plan that permit such Participant's rights to purchase Shares under all "employee stock purchase plans" of the Company and its Subsidiaries formed pursuant to Section 423 of the Code to accrue at a rate that exceeds $25,000 of the fair market value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which such right to subscribe is outstanding at any time.

        21. Administration. The Plan shall be administered by the Board, which may engage the ESPP Broker to assist in the administration of the Plan. The Board shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Board in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all Participants and any and all persons that claim rights or interests under or through a Participant. The Board of Directors may delegate any or all of its administrative duties to a committee composed of two (2) or more members of the Board of Directors.

        22. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, that is designated by the Company from time to time for the receipt thereof, and, in the absence of such a designation, Human Resources shall be authorized to receive such notices.

        23. Termination of the Plan.

            23.1 This Plan shall terminate at the earliest of the following:

                 (a) April 30, 2005.

                 (b) The date of the filing of a Statement of Intent to Dissolve by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of either of such events, on such date as the Company may determine, the Company may permit a Participant to carry out the right to purchase, and to purchase at the purchase price determined in accordance with Section 5, the number of full Shares (not any fractional Shares) that may be purchased with that Participant's Account. In such an event, the Company shall refund to the Participant the funds that remain in the Participant's Account after such purchase.

                 (c) The date the Board acts to terminate the Plan in accordance with Section 18 above.





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                 (d) The date when all of the Shares that were reserved for issuance hereunder have been purchased.

            23.2 Upon termination of the Plan, the Company shall refund to each Participant the balance of each Participant's Account.

        24. Limitations on Sale of Shares Purchased Under the Plan. The Plan is intended to provide Shares for investment and not for resale. The Company, however, does not intend to restrict or influence the conduct of any employee's affairs. Consequently, an employee may sell Shares that are purchased under the Plan at any time, subject to compliance with any applicable federal or state securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES.

        25. Governmental Regulation. The Company's obligation to sell and deliver Shares under this Plan is subject to any governmental approval that is required in connection with the authorization, issuance, or sale of such Shares.

        26. No Employment Rights. The Plan does not create, directly or indirectly, any right for the benefit of any employee or class of employees to purchase any Shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

        27. Governing Law. The law of the state of Washington shall govern all matters that relate to this Plan except to the extent it is superseded by the laws of the United States.

        28. Savings Clause. It is intended that this Plan conform to Section 423 of the Code, all regulations promulgated thereunder and all rules adopted with respect thereto. Any provision of this Plan that does not conform to such Code section, regulations and rules, or is in violation thereof, shall be of no force or effect.













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